                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT, made as of the 6th day of October, 1999, by and between WACHOVIA CORPORATION (the "Corporation") and Steven L. Holcomb (the "Executive") is conditioned on, and shall be effective as of, the consummation of the merger contemplated by the Agreement and Plan of Merger, dated as of October 6, 1999, by and among the Corporation and BC Bankshares, Inc. (the "Merger");

                                R E C I T A L S:

                  The Corporation desires to secure the services of the Executive in its behalf or in behalf of one or more of its subsidiaries for which the Executive may render services hereunder from time to time, in accordance with the terms and conditions set forth herein. In addition, the Corporation desires to provide the Executive with an incentive to remain in the service of the Corporation or one or more of its subsidiaries by granting to the Executive compensation security as set forth herein should his employment be terminated by the Corporation without cause during the term of this Agreement.

                  NOW, THEREFORE, the Corporation and the Executive hereby mutually agree as follows:

                  1. Employment.

                  (a) Duties. The Executive shall devote his working time exclusively to the performance of such services for the Corporation or one or more of its subsidiaries as may be assigned to him by the Corporation from time to time, and shall perform such services faithfully and to the best of his ability. Executive shall have the title of Senior Vice President of Wachovia Bank, N.A. Executive shall serve as Wachovia Bank, N.A.'s principal executive for Cherokee County and, as such, his responsibilities shall include the on-going management of banking operations, community activities and business development in the Cherokee County market and, in any event, shall be of a type for which the Executive is suited by background and training. References herein to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any subsidiary of the Corporation.

                  (b) Compensation. During the term, defined below, the Executive shall be entitled to a base salary of $175,000, payable in accordance with the Corporation's payroll policies, and shall be eligible to receive discretionary base salary increases, based upon the Executive's performance under the Corporation's salary administration program. The Executive shall also be an eligible participant in the Management Incentive Plan ("MIP"). During the term, the MIP award earned, if any, shall be determined in accordance with the terms of the MIP; provided, however, that (i) for the 2000 plan year, the Executive's MIP target award shall be no less than 30% of base earnings and (ii) the Corporation shall pay the Executive a minimum MIP award for the 2000 plan year of $49,500.

                  (c) Equity Awards/Other Benefits. The Executive shall be entitled to receive the equity awards and employee benefits set forth on Appendix A hereto.

                  2. Term of Agreement. Subject to the consummation of the Merger, the Corporation agrees to employ the Executive and Executive agrees to be so employed as set forth herein for the period commencing with the effectiveness of the Merger (the "Effective Date") and ending on the third anniversary thereof (subject to earlier termination as set forth herein, the "term"). References herein to the "term" do not include the Compensation Period described in Section 4. The Executive understands that his execution of this Agreement is a condition precedent to the Corporation's execution of the Agreement and Plan of Merger. In consideration of the substantial expenses and other obligations that the Corporation will incur in connection with the Merger, including the obligations under this Agreement, the Executive agrees and undertakes not to enter into any employment agreement or similar arrangement (other than this Agreement ) with any party (including, without limitation, BC Bankshares, Inc.) between the date of this Agreement as first written above and the Effective Date or the date of a valid termination of the Agreement and Plan of Merger, if earlier.

                  3. Termination of Employment by the Corporation. The Corporation may terminate the employment of the Executive at any time for any reason; provided, that except as set forth in Sections 6 and 7, the Corporation will provide the Executive with Compensation Continuance to the extent described in Section 4 if the Executive's employment is involuntarily terminated. The Executive's employment shall be deemed to be involuntarily terminated if he is terminated by the Corporation for any reason other than for "cause" as defined in
         Section 6, or if he voluntarily terminates employment within six months after: (a) his base salary is reduced below its level in effect on the date hereof without the Executive's consent, (b) the duties assigned to the Executive are not of the status and type described in Section 1(a) and the Executive has not consented thereto or (c) the Corporation requires Executive, without his consent, to be permanently based at any office or location other than in Cherokee County, Georgia; provided, however, that Executive acknowledges that he may be required to travel on business to areas beyond Cherokee County and may, in the course of his duties hereunder, be temporarily based in other locations. The Executive shall be deemed to have consented to any reduction described in (a) or assignment described in
         (b), unless he shall object thereto in writing within thirty days after he receives notice thereof.

                  4. Compensation Continuance. If the Executive's employment hereunder is involuntarily terminated as described in Section 3, he will be entitled to receive the cash compensation and benefits described in (a), (b) and (c) below (herein, "Compensation Continuance") for the period beginning with the date of such involuntary termination and ending with the expiration of the three year term of this Agreement (such period is referred to herein as the "Compensation Period"). The cash compensation and benefits are as follows:

                           (a) Cash Compensation. The amount of cash
                  compensation to be received monthly during the Compensation Period shall equal one-twelfth of the sum of (i) the Executive's highest annual rate of salary from the Corporation in effect during the 12-month period prior to his involuntary termination, plus (ii) an amount equal to the average of the incentive compensation paid to the Executive by the Corporation, if any, for the three consecutive calendar years next preceding the year of termination (or, if less than three years, the entire period of Executives employment with the Corporation); provided that the incentive compensation to be recognized for this purpose shall be approved by the Management Resources and Compensation Committee, plus (iii) the average of any annual contributions by the Corporation (excluding participant contributions) in behalf of the Executive under the Retirement Savings and Profit-Sharing Plan of Wachovia Corporation and the Wachovia Corporation Executive Deferred Compensation Plan for the three consecutive calendar years preceding the year of such termination (or, if less than three years, the entire period of Executives employment with the Corporation). Each monthly payment of such cash compensation shall have deducted therefrom all payroll taxes and withholdings required by law.

                           (b) Employee Benefits. During the Compensation Period
                  the Executive shall be carried on the payroll of the Corporation, and shall be deemed to be continuing in the employment of the Corporation for the purpose of applying and administering employee benefit plans of the Corporation (other than any tax-qualified retirement plans) and individual contracts between the Corporation and the Executive providing supplemental or equalization payments or benefits with respect to the Executive. The Executive shall participate in any changes during the Compensation Period in benefit plans or programs applicable generally to employees of the Corporation, or to a class of employees which includes executives of the Corporation, but shall not have any right or option to participate in any such plan or program in which he was not a participant immediately prior to his involuntary termination of employment. Any individual contract between the Corporation and the Executive in effect at the time of his involuntary termination of employment may be terminated or amended by the Corporation to the extent permitted by the terms of such contract. The Corporation shall have no obligation to the Executive to make any change or improvement in any such contract during the Compensation Period even if the Corporation shall make changes or improvements during such period in similar contracts, if any, with other executives of the Corporation.

                           (c) Acceleration of Stock Options and Restricted
                  Awards. Immediately upon termination of the Executive's employment, all options previously granted to the Executive and outstanding on the date of termination to acquire shares of common stock of the Corporation shall become fully vested and exercisable (or subject to surrender) in full and all restricted awards shall be deemed to be earned in full and any restrictions thereon shall lapse.

         In the event that the Executive shall engage in full-time employment permitted hereunder for another employer or on a self-employed basis during the Compensation Period, his employment with the Corporation shall be deemed to have terminated for purposes of Section 4(b) as of the date he begins such full-time employment, but the payments in
         Section 4(a) shall continue for the remainder of the Compensation Period and the rights under Section 4(c) shall be applicable, in each case subject to the provisions of Section 7.

                  5. Voluntary Termination of Employment by the Executive. The Executive reserves the right to terminate his employment voluntarily at any time for any reason following at least 90 days= notice to the Corporation. If such notice shall be given, this Agreement shall terminate as of the effective date of termination as set forth in such notice (or the date 90 days from the date of receipt by the Corporation of such notice, if no effective date shall be set forth therein), unless sooner terminated as provided in Section 3, 6 or 9. The Executive shall not be entitled to any form of Compensation Continuance as a result of such voluntary termination.

                  6. Termination for Cause. This Agreement shall immediately be terminated and the Corporation shall no longer have any obligation hereunder (including but not limited to any obligation on the part of the Corporation to provide Compensation Continuance) if the Executive's employment is terminated for "cause". Termination for cause shall occur when termination results from the Executive's (a) criminal dishonesty, (b) refusal to perform his duties hereunder on substantially a full-time basis, (c) refusal to act in accordance with any specific substantive instructions of the executive officer or officers of the Corporation who are delegated oversight responsibilities for the Cherokee County operation, or the Board of Directors of the Corporation, or (d) engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interests of the Corporation. The determination of whether a termination is for cause shall be made by the Management Resources and Compensation Committee of the Board of Directors of the Corporation (the "Committee"), and such determination shall be final and conclusive on the Executive and all other persons affected thereby.

                  7. Executive's Obligations: Early Termination of Compensation Period.

                  (a) The Executive has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of the Corporation and its affiliates, and those of third parties that is not generally disclosed to persons not employed by the Corporation or its subsidiaries. Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally. The Executive shall not disclose to any other person the Confidential Information at any time during or after the term and the Compensation Period, provided that the Executive may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of the Corporation who, in the Executive's reasonable good faith judgement, has a need to know the Confidential Information.

                  (b) In view of the Executive's importance to the success of the Corporation's business, the Executive and the Corporation agree that the Corporation would likely suffer significant harm from the Executive's competing with the Corporation during the Executive's employment and for some period of time thereafter. Accordingly, the Executive agrees that the Executive shall not engage in competitive employment while employed by the Corporation and for a period equal to the greater of (i) the Compensation Period and (ii) twenty-four (24) months following the Executive's termination of employment by the Corporation for cause or voluntary termination by the Executive during the term. The Executive shall be deemed to engage in competitive employment if he shall, without the prior written consent of the Committee, render services as an employee, officer, director, consultant, partner or otherwise for or of any organization which conducts, or is otherwise engaged in the commercial and retail banking business within the following counties in the State of Georgia:
         Cherokee County, Bartow County, Cobb County, Dawson County, Forsyth County, Fulton County, Gordon County, and Pickens County.

                  (c) While employed by the Corporation and for a period equal to the greater of (i) the Compensation Period and (ii) twenty four (24) months following the Executive's termination of employment by the Corporation for cause or voluntary termination by the Executive during the term, the Executive agrees that the Executive shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of the Corporation to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive's employment with the Corporation (including employment with any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or its affiliates or reduce or refrain from doing any business with the Corporation, or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Corporation or its affiliates and any such customer or prospective customer. The term "solicit" as used in this paragraph and paragraph
         (d) means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of the Corporation and its subsidiaries.

                  (d) While employed by the Corporation and for a period equal to the greater of (i) the Compensation Period and (ii) twenty four (24) months following the Executive's termination of employment by the Corporation for cause or voluntary termination by the Executive during the term, the Executive agrees that the Executive shall not, in any manner, directly or indirectly, solicit any person who is an employee of the Corporation or any of its affiliates to apply for or accept employment or a business opportunity with any person or entity.

                  (e) The Executive acknowledges that a violation on the Executive's part of this Section 7 would cause immeasurable and irreparable damage to the Corporation. Accordingly, the Executive agrees that the Corporation shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Section 7 in addition to any other remedies it may have.

                  (f) In addition to the Corporation's rights set forth in paragraph (e), in the event that the Executive shall materially violate the terms and conditions of paragraphs (a), (b), (c) or (d) of this
         Section 7, the Corporation may terminate the Compensation Period and Compensation Continuance, if applicable, to the

         Executive. The Committee shall be responsible for determining whether the Executive shall have violated this Section 7. Upon the request of the Executive, such Committee shall provide an advance opinion as to whether a proposed activity would violate the provisions of Section 7.

                  8. Facilitation of Transfer of Customer Relationships. (a) If the term is voluntarily terminated by the Executive, the Executive shall, during the Facilitation Period (as defined below), take all actions and do all things as may be reasonably requested by the Corporation (in writing, if the Executive so requests) from time to time and as may be reasonable under the circumstances to maintain for the Corporation and its affiliates, the business, goodwill, and business relationships of any of any such entity's customers with which the Executive worked during the term of the Executive's employment by the Corporation or any predecessor or successor. The Corporation acknowledges that to the extent it requires the Executive to be off premises, the Executive's ability to cooperate with the Corporation under this Section 8 may be limited.

                  (b) For purposes of this Section 8, "Facilitation Period" shall mean the 90-day period beginning on the date on which a notice of termination is delivered.

                  9. Death and Disability. In the event that, during the term of this Agreement or during the Compensation Period, the Executive shall die or shall become entitled to benefits under the Corporation's Long-Term Disability Plan, this Agreement shall thereupon terminate and neither the Executive nor any other person shall have any further rights or benefits hereunder (including any rights to Compensation Continuance).

                  10. Other Severance Benefits. Except as otherwise provided in this Agreement, the Executive shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of the Corporation's regular severance plans or policies, irrespective of the circumstances of his termination of employment. The Executive agrees that the payments and benefit provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under employee benefit plans of the Corporation or individual written contracts with the Corporation.

                  11. Waiver of Claims. In the event of the termination of the Executive's employment by the Corporation without cause, or in circumstances that constitute Executive's involuntary termination, within the meaning set forth in Section 3, in consideration of the obligations of the Corporation hereunder, the Executive shall, and does hereby, unconditionally release the Corporation, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of the Executive's employment by the Corporation, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on the Corporation's right to terminate the Executive's employment, such as any alleged implied contract of employment or termination contrary to public policy. The Executive acknowledges and shall acknowledge in such release, that he has been advised to consult with an attorney prior to signing the release, that he has had no less than twenty-one days to consider the release prior to its execution, and that he may revoke the release at any time within seven days following the execution thereof.

                  12. Notices. All notices hereunder shall be in writing and deemed properly given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Corporation shall be directed to the Secretary of the Corporation with a copy directed to the General Counsel. Notices to the Executive shall be directed to his last known address.

                  13. Miscellaneous.

                           (a) The waiver, whether express or implied, by either
                  party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

                           (b) No right, benefit or interest hereunder shall be
                  subject to assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or similar process.

                           (c) This Agreement may not be amended, modified or
                  canceled except by written agreement of the parties.

                           (d) In the event that any provision or portion of
                  this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

                           (e) This Agreement shall be binding upon and inure to
                  the benefit of the Executive and the Corporation, and their respective heirs, successors and assigns.

                           (f) No benefit or promise hereunder shall be secured
                  by any specific assets of the Corporation. The Executive shall have only the rights of an unsecured general creditor of the Corporation in seeking satisfaction of such benefits or promises.

                           (g) This Agreement shall be governed by and construed
                  in accordance with the laws of the State of North Carolina.

                           (h) This Agreement sets forth the entire agreement
                  and understanding of the parties hereto with respect to the matters covered hereby.


                  IN WITNESS WHEREOF, this Agreement has been executed by or in behalf of the parties hereto as of the date first above written.

                                    WACHOVIA CORPORATION


                                    By:  /s/ G. Joseph Prendergast
                                         ---------------------------------------
                                         Name: G. Joseph Prendergast
                                         Title: President and Chief Operating
                                                Officer

Attest:


-------------------------------
Secretary


[Corporate Seal]


                                         /s/ Steven L. Holcomb
                                         ---------------------------------------
                                         Steven L. Holcomb

                                                                      APPENDIX A


Employee Benefits

During the term of this Agreement, Executive shall be eligible to participate in the employee benefit plans generally provided to salaried employees of the Corporation. In addition, the Executive shall participate in the automobile allowance program. The Corporation shall provide the Executive with an automobile allowance of $700 per month, payable semi-monthly and net of applicable income and payroll tax withholdings.

Equity Awards

Executive shall be granted an award of 5,000 restricted stock units on the Effective Date of the Merger. This restricted award will vest on the third anniversary of the award, subject to the Executive=s continuous employment with the Corporation, and, subject to Section 4(c) hereof, shall otherwise be subject to the terms and conditions of the Stock Plan of the Corporation (the "Stock Plan"). In addition, the Executive shall receive an option to purchase 5,000 shares of Wachovia Corporation common stock as of the Effective Date of the Merger. The stock options vest over a five-year period at a rate of 20% per year, commencing on the first anniversary of grant, and, subject to Section 4(c) hereof, shall otherwise be subject to the terms and conditions of the Stock Plan.